Exhibit 10.7

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) dated February 24,2015 is entered into by and between Genesis Administrative Services, LLC (together with its subsidiaries and affiliates being collectively referred to herein as the “Company”) and Roland Rapp (the “Consultant”).

WITNESSETH

WHEREAS, Consultant is experienced with and has expertise in the area of HUD financing;

WHEREAS, the Company desires to engage Consultant, and Consultant desires to provide services to the Company, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, and intending to be legally bound hereby, the parties agree as follows:

1.                                      Offer and Acceptance of Consulting Arrangement.  The Company hereby agrees to engage Consultant during the Consulting Period, as defined below, as a consultant, and Consultant accepts such engagement, as follows and as otherwise set forth in this Agreement:

a.                                      Consultant agrees to oversee the Company’s efforts, to finance or re-finance the 67 facilities listed on Exhibit “A” hereof (the “Facilities”) with Berkadia or such other lender designated by the Company, and insured by HUD (“HUD Financing”), in a single transaction or series of transactions (each, a “Financing Transaction”),  in the approximate  aggregate principal amount of $360,000,000.00.

b.                                      Consultant shall devote sufficient time to the Consulting arrangement during the Consulting Period to materially and consistently progress toward closing as many Financing Transactions as is reasonably practicable, as soon as reasonably practicable.

c.                                       All terms and conditions of each and every Financing Transaction must be approved in writing by the Company and all documents relating to each Financing Transaction must be executed by proper and authorized officers of the Company.

d.                                      All expenses of the Company’s efforts to consummate any Transaction shall be borne by the Company and paid by the Company directly.  Notwithstanding the foregoing, Company must approve, in advance and in writing, the engagement of any non-employee consultants such as attorneys or accounting firms, and the incurrence of any expenses individually or in the aggregate of $10,000 per month, or greater.

e.                                       Consultant’s principal base of operations during the Consulting Term shall be the Company’s offices in Foothill Ranch, CA.

f.                                        The Company will provide to Consultant office space, administrative support services and other internal support services, including finance, accounting and in-house legal services, as are reasonably necessary for Consultant to provide his services hereunder.

2.                                      Term.  The period of Consultant’s consulting arrangement under this Agreement shall commence on March 3, 2015 and automatically terminate on December 31, 2015, unless sooner terminated as provided herein (the “Consulting Period”). The Consulting Period may be extended by mutual written agreement.

3.                                      Compensation.

a.                                      Consulting Base Fee.  Consultant will be paid a base fee (“Base Fee”) of 10 basis points (bps) per dollar of principal amounts of successfully completed HUD Financing, payable at or promptly following the funding of such loans.  By way of example only, if the Company closes on HUD Financing in June, 2015, in the principal amount of $150,000,000.00, then at the closing of such financing or promptly thereafter, Consultant shall be paid a Base Fee of$150,000.00 (10 bps of $150,000,000).

b.                                      Bonus Fee.  If and to the extent the Company successfully completes HUD Financing relating to Facilities of$270,000,000 or more prior to January 1, 2016, Consultant will be paid an additional fee (“Bonus Fee”) of 5 bps on the aggregate amount funded prior to January 1, 2016.  By way of example only, if the Company closes on HUD Financing in June, 2015, in the principal amount of $150,000,000.00, then at the closing of such financing or promptly thereafter, Consultant shall be paid a Base Fee of $150,000.00 (10 bps of $150,000,000); if the Company also closes on HUD Financing in December, 2015, in the principal amount of $120,000,000.00, then Consultant shall be paid a Base Fee of$120,000 (10 bps of$120,000,000) and a Bonus Fee of$135,000 (5 bps of $270,000,000).

c.                                       Business Expenses.  The Company shall reimburse Consultant for all reasonable expenses incurred or paid by Consultant in the performance of Consultant’s duties hereunder, upon presentation of receipts and such other information as the Company may reasonably require and in accordance with the then generally applicable policies and practices of the Company.

d.                                      Other Compensation.  Consultant shall not be entitled to, nor shall Consultant seek compensation from any source other than the Company for the services performed pursuant to this Agreement

e.                                       Tail.  If, within 180 days after the expiration or earlier termination (other than by Company, for cause) of this Agreement, the Company successfully completes any Transaction(s) to which Consultant materially contributed as reasonably determined by the Company, then upon the closing of such Transaction, the Company shall pay to the Consultant the Base Fee relating to such Transaction. The amount, if any, that becomes payable to the Consultant under this paragraph shall be paid promptly following the closing of the Transaction giving rise to the payment obligation.

4.                                      Consulting Termination.  If Company or Consultant shall commit a material breach of a material provision of this Agreement, and such material breach shall continue for a period of fifteen (15) days after written notice by the non-defaulting party to the other specifying the material breach in question and requesting that the material breach be cured, then this Agreement shall terminate, at the option of the non-defaulting party, on three (3) days further written notice to the other party.

5.                                      Non-disclosure.  At all times during and after the Consulting Period, Consultant shall keep confidential all information to which it has access, written or verbal, and shall not, except with Company’s express prior written consent, or except in the proper course of this contract as a Consultant to the

Company, directly or indirectly, communicate, disclose, divulge, publish, or otherwise express, to any Person, or use for its own benefit or the benefit of any person or entity, any trade secrets, confidential or proprietary knowledge or information, no matter when or how acquired concerning the conduct and details of Company’s or Skilled’s business, including without limitation, names of customers and suppliers, marketing methods, trade secrets, policies, prospects and financial condition. For purposes of this Section, confidential information shall not include any information which (a) is or becomes known by or readily available to the general public other than as a result of any improper act or omission of Consultant; (b) becomes rightfully known by the Consultant from a third party not subject to any independent confidentiality or proprietary restriction; (c) is approved by the Company for disclosure; or (d) is or was developed independently by the Consultant without use of our reference to any of the Company’s or Skilled’s confidential information.  Notwithstanding the foregoing, it is understood that the Consultant is free to use Consultant’s own skill, knowledge, know-how and experience as Consultant sees fit.

6.                                      Miscellaneous.

a.                                      Notices.  All notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if and when (i) delivered personally; (ii) five (5) days after being mailed by first class certified mail, return receipt requested, postage prepaid, or (iii) sent by a nationally recognized express courier service or overnight mail service, postage or delivery changes prepaid, with receipt, or (iv) delivered by telecopy, facsimile or e-mail (with successful transmission receipt (or, in the case of e-mail, no automated network notice of failed delivery of the message), and in each case with original delivered in accordance with any of (i), (ii) or (iii) above) to the parties at their respective addresses stated below or to such other addresses of which the parties may give notice in accordance with this Section.  Any notices to the Company shall be to the address set forth on the signature page hereof.  Any notices to the Consultant shall be provided to:                             .

b.                                      Entire Understanding.  This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous, written, oral, expressed or implied, communications, agreements and understandings with respect to the subject matter hereof.

c.                                       Modification. This Agreement can only be amended, modified, supplemented or terminated by a writing signed by both parties and expressly stating the applicable amendment, modification, supplement or termination.

d.                                      Assignment.  This Agreement shall inure to the benefit of and shall be binding upon the Company and its successors and permitted assigns and upon Consultant and Consultant’s heirs, executors, legal representatives, successors and permitted assigns. This Agreement may be assigned or otherwise transferred by the Company to any of its subsidiaries or other affiliates and. by such transferees to its subsidiaries or other affiliates, provided that, in any assignment or transfer the buyer, assignee or transferee agrees to be bound by the terms and conditions hereof and further provided that the Company shall guaranty any monetary obligations of the assignee that are assigned hereby. Upon assignment or transfer, the “Company” herein shall mean the buyer, assignee or transferee of this Agreement. This Agreement may not, however, be assigned by Consultant to a third party, nor may Consultant delegate his duties under this Agreement.  For the avoidance of doubt, if the Company is acquired by or merges with any other entity, this Agreement shall be binding upon the Company’s applicable successor(s) and assignee(s) in accordance with its terms.

e.                                       Law and Venue. This Agreement is made under, and shall be governed by, construed and enforced in accordance with, the substantive laws of the State of California applicable to agreements made and to be performed entirely therein. The parties agree that any dispute hereunder shall be venued solely in Orange County, California, unless the parties later mutually agree otherwise, and the parties agree to submit any dispute relating to or arising out of this Agreement and the transactions contemplated hereby to non-binding mediation with a mediator agreeable to both parties, and, if such mediation does not fully and finally resolve the applicable dispute(s), then to binding arbitration held in Orange County, California and conducted pursuant to the then-applicable commercial arbitration rules of the American Arbitration Association.

f.                                        Severability.  Should any provision of this Agreement be declared invalid for any reason, such decision shall not affect the validity of any other provisions, which other provisions shall remain in force and effect as if this Agreement had been executed with the invalid provision(s) eliminated.  The parties shall use their best efforts to agree upon a valid substitute provision in accordance with the purpose of this Agreement and the intent of the parties.

g.                                       Survivability.  All rights and obligations of the parties which by intent or meaning have validity beyond or by their nature apply or are to be performed or exercised after the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement for the period so specified, if any, or for perpetuity.

h.                                      Interpretation.   Whenever used in this Agreement and when required by the context, the singular number shall include the plural and the plural the singular. Pronouns of one gender shall include all genders, masculine, feminine and neuter.

i.                                          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

j.                                         Relationship of Parties.  Consultant shall be deemed an independent contractor of Company and not an employee.  Nothing contained in this Agreement shall constitute or be construed as to create a partnership, or joint venture, between Consultant and Company.  Consultant, as an independent contractor, is not eligible for, or entitled to, any benefits from the Company.   Consultant will be responsible for any state and federal withholdings and taxes related to his compensation.  Consultant (acting through its principal or otherwise) has no authority, as an agent or otherwise, to bind the Company, and shall not hold itself (or himself) out to any third parties as having such authority.   Nothing in this Agreement shall supersede any terms, conditions or provisions of Consultant’s Employment Agreement with Skilled, which is expected to be terminated 30 day following the Closing, or to any severance benefits to which Consultant is entitled under the Employment Agreement or otherwise.  By way of example only and without limitation, any fees payable to Consultant  pursuant to the Agreement shall be in addition to, and not instead of, any amounts due and owing to Consultant under the Employment Agreement or otherwise; and any confidentiality, restrictive covenants  or similar provisions all continue to be applicable.

k.                                      Indemnification. Each party agrees to indemnify  and hold harmless the other from and against any and all claims, costs, actions, suits judgments, damages, liabilities, losses, or expenses including, without limitation, reasonable attorneys’ fees and the reasonable fees of expert witnesses and other consultants, which arise or are asserted against or imposed upon or incurred by the party seeking indemnification as a consequence of any negligent act or omission or willful misconduct by the party from whom indemnification is sought (“Indemnitor”) or any employees, agents, or contractors of the Indemnitor.  This provision shall survive termination of this Agreement.  Nothing in this Agreement shall be construed to limit the indemnity or contribution rights or obligations that the parties may have under applicable law.  Nothing in this Agreement shall supersede or limit in any way, any terms and conditions or provisions of Consultant’s Indemnification Agreement dated April19, 2007.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above mentioned, under seal, intending to be legally bound hereby.

CONSULTANT

/s/ Roland Rapp

Roland Rapp

COMPANY

Genesis Administrative Services, LLC

/s/ Michael S. Sherman

Name: Michael S. Sherman

Its: Senior Vice President